Exhibit 10.30

Privileged & Confidential

From:

Pasqal Holding SA

23 rue de Choiseul

75002 Paris

(hereinafter the “Company”)

To:

MC Advisory L.L.C-FZ

For the attention of Mr. Michel Combes

Meydan Grandstand, 6th floor, Meydan Road

Nad Al Sheba, Dubai, U.A.E.

(hereinafter “MC Advisory”)

August [●], 2026

Re: Undertaking Letter Relating to Board Observer Right

Dear Sirs and Madams,

We refer to:

(a)	the “Agreement and Plan of Merger” dated 28 February 2026 entered into between Bleichroeder Acquisition Corp. II, in its capacity as “Parent”, Bleichroeder Acquisition 2 France, in its capacity as “Parent Merger Sub”, and Pasqal Holding SAS, as amended by (i) Amendment No. 1 dated 26 May 2026, pursuant to which Bleichroeder Acquisition France Merger Sub 2 was substituted for Bleichroeder Acquisition 2 France as “Parent Merger Sub”, (ii) Amendment No. 2 dated 25 June 2026, and (iii) Amendment No. 3 dated 22 July 2026 (the “Business Combination Agreement”); and

(b)	the indirect ownership by MC Advisory L.L.C-FZ (“MC Advisory”) of shares in Parent and, following the effectiveness of the business combination between Pasqal Holding SAS and Bleichroeder Acquisition Corp. II pursuant to the Business Combination Agreement, the ownership by MC Advisory and/or its affiliated entities of ordinary shares of the Company (the “Ordinary Shares”) upon completion of the transactions contemplated by the Business Combination Agreement.

By this letter, the Company and MC Advisory hereby irrevocably undertake to comply with the commitments and agreements set out below.

MC Advisory Board Observer Right

MC Advisory shall be entitled to request that the Company’s board of directors (the “Board”) appoint one non-voting observer to attend meetings of the Board, such observer being referred to as the “MC Advisory Observer” provided that:

(a)	None of Mr. Michel COMBES, Mr. Andrew GUNDLACH or any other member, manager, partner, principal, director, officer, employee, agent, representative, controlling person or other affiliate of MC Advisory, the MC Advisory Investor (as defined below) or any Permitted Transferee is a member of the Board of Directors; and

Privileged & Confidential

(b)	MC Advisory, any successor thereto or any affiliate of MC Advisory (collectively, the “MC Advisory Investor”), collectively, beneficially owns at least 50% of the Ordinary Shares of the Company beneficially owned by it on the date of this letter; it being specified that, for the purpose of this letter, “affiliate” shall mean Mr. Andrew GUNDLACH or any entity that either Mr. Michel COMBES or Mr. Andrew GUNDLACH controls (clause (a) and (b) are referred to herein as the “Board Observer Conditions”).

Notwithstanding the foregoing or anything else set forth in this letter, (a) the MC Advisory Observer shall not be entitled to attend (i) any meeting of any committee of the Board or (ii) any executive session of the Board and (b) MC Advisory hereby agrees that all of its rights under this letter shall automatically terminate, without further action by either party, on the first date on which clause (b) of the Board Observer Condition ceases to be satisfied, and this letter shall thereupon be of no further force or effect. MC Advisory shall promptly notify the Company in writing upon becoming aware that clause (b) of the Board Observer Conditions is no longer satisfied.

The Company undertakes that, promptly following receipt of such request, it shall propose to the Board the appointment of the person designated by MC Advisory as the MC Advisory Observer, provided that such person satisfies the requirements set out in this letter and any applicable requirements under applicable law, the rules and regulations of the Securities and Exchange Commission (the “SEC”), the Nasdaq Stock Market, LLC (“Nasdaq”) and any other stock exchange on which the Company’s securities are then listed, as determined by the Board in good faith. The MC Advisory Observer shall not be a director or member of any committee of the Board and shall not have any voting rights. The MC Advisory Observer shall not receive any fees, compensation or other remuneration from the Company in connection with its service as an MC Advisory Observer. If, at any time, either of the Board Observer Conditions ceases to be satisfied, the right to request or maintain an MC Advisory Observer shall automatically and immediately terminate and MC Advisory shall promptly cause any then serving MC Advisory Observer to resign or otherwise cease serving as an observer of the Board.

Accordingly, if the Board appoints an MC Advisory Observer, the Company undertakes, prior to the expiry of the term of such MC Advisory Observer’s appointment provided for in the Company’s Articles of Association, to propose to the Board the renewal of the MC Advisory Observer or, as the case may be, the appointment of a new observer proposed by MC Advisory as the MC Advisory Observer, in each case subject to the requirements set out in this Letter (including the satisfaction of the Board Observer Conditions) and any applicable requirements under applicable law, the rules and regulations of the SEC, Nasdaq and any other stock exchange on which the Company’s securities are then listed, as determined by the Board in good faith.

The Company further undertakes that, if the MC Advisory Observer ceases to be an observer of the Board for any reason whatsoever, including death, resignation or otherwise, the Company shall, to the extent possible, take all reasonable actions to promptly propose to the Board the appointment of a new observer proposed by MC Advisory as the MC Advisory Observer provided that the Board Observer Conditions are then satisfied.

For the avoidance of doubt, MC Advisory shall be free to request the replacement of the MC Advisory Observer at any time, without prejudice to any of the rights granted to MC Advisory in this letter, for so long as the Board Observer Conditions are then satisfied.

Privileged & Confidential

MC Advisory shall be entitled to transfer (the “Transfer”) any or all of its rights under this letter (including the right to request the appointment of an MC Advisory Observer) to Bleichroeder LP or to any other entity affiliated with MC Advisory (each, a “Permitted Transferee”), provided that (i) such Permitted Transferee is controlled by Mr. Michel Combes and/or Mr. Andrew Gundlach (it being specified that control means the possession directly or indirectly of the power to direct or cause the direction of management and policies of such entity whether through the ownership of voting securities, by contract or otherwise) and (ii) such transferee is not a competitor of the Company as determined by the Board in good faith. Any such transfer shall be effective following at least 30 days’ prior written notice to the Company, and references to “MC Advisory” in this letter shall thereafter be deemed to refer to such Permitted Transferee and such Permitted Transferee shall (i) execute a joinder to this letter in form and substance acceptable to the Company and (ii) be subject to the rights and obligations of MC Advisor hereunder. For the avoidance of doubt, the transfer rights provided for under this letter may be exercised one or more times in favor of one or more Permitted Transferees. MC Advisory and any proposed or Permitted Transferee shall provide all information reasonably requested by the Company prior to and after any Transfer.

MC Advisory hereby agrees that it shall only propose the appointment of an MC Advisory Observer if such observer satisfies all of the following requirements:

(a)	the MC Advisory Observer shall, at all times, (i) satisfy all requirements to attend meetings of the Board as a board observer under applicable law, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the listing rules and regulations of Nasdaq and any other stock exchange on which the Company’s securities are listed and (ii) satisfy any other requirements for qualification as a board observer adopted by the Board and generally applicable to board observers; and

(b)	the MC Advisory Investor shall cause the MC Advisory Observer: (i) to make himself or herself reasonably available for interviews; (ii) to consent to such reference and background checks or other investigations as the Board may reasonably request in order to determine such observer meets the requirements to serve as an observer to the Board; and (iii) to provide to the Company a completed copy of any questionnaire submitted by the Company to its other board observers, if any, or to its non-executive directors in the ordinary course of business.

MC Advisory hereby agrees that no observer (or any replacement thereof proposed by MC Advisory) shall be eligible to serve as the MC Advisory Observer if he or she (i) has been involved in any of the events enumerated under Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f), other than Item 401(f)(1), of Regulation S-K under the Securities Act of 1933, as amended, (ii) has been or could be disqualified as a “Bad Actor” under Section 506 of Regulation D of the Securities Act of 1933, as amended, or (iii) is subject to any outstanding order, judgment, injunction, ruling, writ or decree of any governmental authority prohibiting service as a director of any public company. If an MC Advisory Observer no longer satisfies all the requirements set forth in (A) the immediately preceding sentence and (B) the requirements in the foregoing paragraph, such MC Advisory Observer shall automatically cease to be an observer of the Board and his or her appointment shall immediately terminate. MC Advisory hereby agrees that, in the event that an MC Advisory Observer no longer satisfies the requirements set forth in the immediately preceding sentence, it shall give prompt written notice to the Company and the Board and take all necessary action to cause such MC Advisory Observer to resign or otherwise cease serving as an observer of the Board immediately.

As a condition to an MC Advisory Observer’s appointment as an observer of the Board, such MC Advisory Observer must provide to the Company:

(a)	all information reasonably requested by the Company that is required to be or is customarily disclosed for board observers, directors, candidates for directors and their respective affiliates and representatives in a proxy statement or other filings in accordance with applicable law, the rules and regulations of Nasdaq and any other stock exchange on which the Company’s securities are listed or the Articles of Association or other corporate governance guidelines;

(b)	all information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to board observers or satisfying compliance and legal or regulatory obligations, solely to the extent such information has been or will be required from all other board observers or non-executive directors; and

Privileged & Confidential

(c)	an undertaking in writing by such MC Advisory Observer:

(i)	to be subject to, bound by and duly comply with a standard confidentiality agreement in a form acceptable to the Company, the code of conduct and other policies of the Company; and

(ii)	at the request of the Board, to recuse himself or herself from, and not attend or receive materials relating to, any deliberations or discussions of the Board regarding matters that, in the reasonable determination of the Board, present actual or potential conflicts of interest with the Company, could reasonably be expected to adversely affect attorney-client privilege or similar protections, or otherwise require exclusion of the MC Advisory Observer from such deliberations, discussions or materials.

Miscellaneous

The undertakings set out in this letter shall remain in full force and effect for as long as the relevant conditions described above remain satisfied with respect to MC Advisory and the MC Advisory Observer.

This letter shall be governed by and construed in accordance with the laws of France. Any dispute arising out of or in connection with this letter, including any question relating to its existence, validity, interpretation, performance or termination, shall be submitted to the exclusive jurisdiction of the competent courts of Paris, France.

This letter may be signed electronically in accordance with Regulation (EU) No. 910/2014 and articles 1367 et seq. of the French Civil Code. The parties hereto agree that their electronic signatures have the same legal value as handwritten signatures and constitute a convention de preuve.

Please acknowledge receipt and acceptance of the terms of this letter by countersigning where indicated below.

Yours faithfully,

For and on behalf of Pasqal Holding SA

By:
Name:	Wasiq Bokhari
Title:	President

Acknowledged and agreed:

For and on behalf of MC Advisory L.L.C-FZ

By:
Name:	Michel Combes
Title:	Manager

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